Exhibit 99.1

Venus Concept Granted Continued Listing from Nasdaq Hearings Panel, Subject to Return to Compliance with Nasdaq Listing Rules

TORONTO, March 25, 2024 (GLOBE NEWSWIRE) - Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO) announced today that it received a decision from the Nasdaq Hearings Panel (the “Nasdaq Panel”) granting its request for continued listing on the Nasdaq Capital Market, subject to the Company demonstrating compliance with Nasdaq Listing Rule 5550(b)(1) or any of the alternative requirements under Nasdaq Listing Rule 5550(b) on or before May 28, 2024, and certain other conditions (the “Panel Decision”).

On May 31, 2023, Nasdaq Listing Qualifications staff (“Nasdaq Staff”) issued the Company a deficiency notice citing that the stockholders’ equity as reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, was below the minimum $2,500,000 required for continued listing under Nasdaq Listing Rule 5550(b)(1) (“Minimum Equity Requirement”). On July 17, 2023, the Company submitted to the Nasdaq Staff a plan to regain compliance with the Minimum Equity Requirement (the "Plan"). On July 28, 2023, the Nasdaq Staff granted an extension until November 27, 2023 to evidence compliance with the Minimum Equity Requirement, conditioned upon the Company’s achievement of certain milestones as set forth in the Plan. On November 28, 2023, the Company received a written notice from the Nasdaq Staff which described its determination that the Company had not regained compliance with the Minimum Equity Requirement within the Plan period. On December 5, 2023, the Company requested a hearing, which was held on March 5, 2024 (the “Hearing”), staying any delisting pending the issuance of the Panel’s decision. At the Hearing, the Company presented a comprehensive compliance plan to regain compliance to the Nasdaq Panel and received the Panel Decision regarding the Nasdaq Listing Rules on March 20, 2024.

“We are grateful for the opportunity from Nasdaq to continue to implement our turnaround plan, " said Rajiv De Silva, Chief Executive Officer of Venus Concept. “We look forward to regaining and maintaining compliance with Nasdaq’s continued listing requirements and executing on our plan to grow the business and achieve cash flow breakeven.”

Venus Concept continues to explore strategic alternatives to maximize shareholder value as part of the process announced on January 24, 2024. This includes engaging in  dialogue with the Company’s existing lenders and investors to find ways to best enable Venus Concept to achieve our operational and strategic objectives.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 12 direct markets. Venus Concept's product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Glow, Venus Bliss, Venus BlissMAX, Venus Epileve, Venus Viva MD and AI.ME. Venus Concept's hair restoration systems include NeoGraft® and the ARTAS iX® Robotic Hair Restoration system. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, Aperture Venture Partners, and Masters Special Situations.

Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, the Company regaining compliance with Nasdaq Listing Rule 5550(b) in the future, or otherwise meeting Nasdaq’s continued listing requirements, Nasdaq granting the Company any relief from delisting as necessary, the Company meeting applicable Nasdaq requirements for any such relief, the exploration of strategic alternatives and the efficacy of any such alternatives and ongoing dialogue with existing securityholders of the Company. The forward-looking statements contained in this communication speak only as of the date of this communication and the Company undertakes no obligation to publicly update any forward-looking statements to reflect changes in information, events, or circumstances after the date of this report, unless required by law.

Investor Relations Contact:
ICR Westwicke on behalf of Venus Concept:
Mike Piccinino, CFA
VenusConceptIR@westwicke.com